Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
January 19, 2006	Bob Varettoni 212-395-7726 robert.a.varettoni@verizon.com

Verizon Communications Announces

Common Stock Repurchase Authorization

NEW YORK — Verizon Communications Inc. (NYSE:VZ) announced today that its Board of Directors has authorized the corporation to repurchase up to 100 million shares of its common stock.

The board also determined that no additional shares may be acquired under a previously approved program to repurchase up to 80 million shares. Under the previous program, which was due to end Feb. 28, 2006, approval remained to purchase approximately 62.6 million shares.

Approximately 2.93 billion shares of Verizon common stock are outstanding following the merger with MCI, Inc.

Under the plan approved today by the board, Verizon’s senior officers have the option to repurchase shares for the corporation over time, with the amount and timing of repurchases depending on market conditions and corporate needs. The company may also, from time to time, enter into a Rule 10b5-1 plan to facilitate repurchases of its shares under this authorization. A Rule 10b5-1 plan permits the company to repurchase shares at times when it might otherwise be

Verizon News Release, page 2

prevented from doing so, provided the plan is adopted when the company is not aware of material non-public information.

The authorization to repurchase shares terminates when the aggregate number of shares repurchased reaches 100 million or at the close of business on Feb. 28, 2008, whichever is earlier.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 49.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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